Exhibit 1.01

CyberOptics Corporation

Conflict Minerals Report

For the reporting period from January 1, 2021 to December 31, 2021

This Conflict Minerals Report (the “Report”) of CyberOptics Corporation (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities and Exchange Act of 1934, as amended, for the reporting period from January 1, 2021 to December 31, 2021.

The rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, certain of the Company’s operations manufacture, or contract to manufacture, products, and the Conflict Minerals are necessary to the functionality of those products.

If a registrant can establish that the Conflict Minerals originated from sources other than the Covered Countries, or from recycled and scrap sources, or if it has no reason to believe that its Conflict Minerals may have originated in the Covered Countries, or if based on its reasonable country of origin inquiry the registrant reasonably believes that its Conflict Minerals did come from recycled or scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed. However, if a registrant has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (CMR), to the SEC that includes a description of those due diligence measures.

Pursuant to SEC guidance, this Report is not audited and is not required to be audited as none of the Company’s products have been found to be “DRC conflict free”.

Description of The Company’s Products Covered by this Report

We develop, manufacture and sell high precision 3D sensors and system products for inspection and metrology. We also develop and manufacture our WaferSense® products, a family of wireless, wafer-shaped sensors that provide measurements of critical factors in the semiconductor fabrication process.

Our products are used in the surface mount technology (SMT) and semiconductor industries to significantly improve our customers' manufacturing yields and productivity, and to assist our customers in meeting their rigorous demands for manufacturing quality. Our products use a variety of proprietary technologies such as lasers, optics and machine vision, combined with software, electronics and mechanical design.

We manufacture 3D and 2D optical sensors for use in our own proprietary inspection system products and for sale to original equipment manufacturers (OEMs), system integrators, and end customers in the SMT and semiconductor capital equipment markets. Our inspection system products are in-line systems sold to manufacturers of SMT electronic circuit boards to control quality, particularly with respect to complex circuit boards used in smart phones and other high-end electronic products. These products are also used by manufacturers to measure screen-printed solder paste, to inspect circuit boards and components after component placement, to confirm proper placement after full assembly of circuit boards, and to inspect solder joints on printed circuit boards. We also sell our inspection system products to leading semiconductor manufacturers and outsourced semiconductor assembly and test (OSAT) companies.

Manufacturers of DRAM and Flash Memory use our inspection system products to inspect assembly of their memory modules. Increasingly, our inspection system products are being used for various semiconductor related inspection and metrology applications, including advanced packaging.

Ten main product types are covered by this Report.

a)	3D MRS® Sensors

These are Multi-Reflection Suppression (MRS) sensors, which are high precision 3D sensors that are used for inspection and metrology in a variety of applications, including SMT (printed circuit boards), semiconductor component package, solder balls and bumps, wafer bumps, copper pillars and other wafer level and advanced packaging applications.

b)	SMT Electronic Assembly Alignment Sensors

These are various sensors used by OEMs for integration into their own branded equipment. These sensors include our LaserAlign® sensor, which is used to align both large and extremely small surface mount and through-hole components known as chip capacitors and resistors during transport on a pick-and-place machine prior to placement, and which are incorporated into the placement heads of pick-and-place machines to ensure accurate component placement at high production speeds. These sensors also include our board alignment cameras, which are used to identify fiducial markings on a circuit board to ensure accurate board registration in a pick-and-place machine or a solder paste screen printer.

c)	Automated Optical Inspection (AOI) Products

These products are typically used to inspect circuit boards after component placement to determine whether all components have been placed correctly, and to measure the quality of solder joints after reflow. These products can also be used for various semiconductor related inspection and metrology applications, including wafer and advanced packaging applications, and for certain industrial metrology applications.

d)	SQ3000™ Multi-Function Systems (SQ3000, SQ3000 3D CMM and SQ3000+)

These are multi-function inspection and measurement machines for automated optical inspection (AOI), solder paste inspection (SPI), and coordinate measurement (CMM) applications, and are used by customers requiring high precision inspection and metrology.

e)	QX Series 2D AOI Products

These are our QX AOI systems featuring strobe inspection module (SIM) sensor technology and are designed for 2D inspection of circuit boards.

f)	MX Products

These are systems used for inspection of memory modules following the singulation step of the manufacturing process and includes our MX600 system that utilizes the SIM sensor technology that is used for 2D inspection of memory modules and also includes our 3D MRS-enabled MX3000 system that utilizes the MRS sensor technology that is used for 3D inspection of memory modules.

g)	SPI Products

These are in-line systems used for solder paste inspection. Our SE3000 system uses our new Dual-mode MRS sensor to measure in 3D the amount of solder paste applied to a circuit board after the first step of the SMT circuit board assembly process. Our SE600 system uses a dual-illumination sensor that measures in 3D the height, area and volume of the solder paste placed on an entire circuit board at production line speeds. Our SE500ULTRA system uses the same proprietary 3D inspection technology as the SE600, however, it utilizes a single illumination sensor that inspects at faster speeds than the SE3000 or SE600 but does not provide the same level of resolution and measurement performance as the SE3000 or SE600.

h)	Semiconductor Wafer and Advanced Packaging Products

These products include our new WX3000 system, which is suitable for many semiconductor wafer and advanced packaging inspection and metrology applications. The WX3000 incorporates our next generation ultra-high-resolution 3D NanoResolution MRS sensor and performs 100% 3D and 2D inspection and metrology simultaneously at high speeds and delivers throughput of more than 25 wafers per hour.

i)	General Industrial Metrology Products

These are general industrial metrology products and include our CyberGage®360 3D scanning system, which uses the 3D MRS sensor technology and is used as a near-line or off-line metrology tool to capture surface data to help solve complex manufacturing and product quality challenges and also includes other 3D scanning and metrology equipment manufactured by other suppliers.

j)	Semiconductor Sensors

These products include our WaferSense® family of products, which are a series of wireless sensors that provide measurements of critical factors in the semiconductor fabrication process. We designed our WaferSense family of sensors to be used where wafers or reticles are located in semiconductor fabrication to provide measurements of critical factors that are currently impossible or extremely difficult to obtain without powering down the fabrication process equipment. With the WaferSense technology, our customers are able to improve up-time, through-put and process yield for their semiconductor fabrication equipment.

Reasonable Country of Origin Inquiry

The Company has conducted a good faith reasonable country of origin inquiry regarding the Conflict Minerals. This was done using a survey of our suppliers. This good faith inquiry was designed to determine, to the extent reasonably possible, whether any Conflict Minerals in our products originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. Based on the good faith inquiry, the Company was unable to determine that all of the Conflict Minerals did not originate in the Covered Countries or did not come from recycled or scrap sources.

Due Diligence

1.1	Due Diligence Design

We exercised due diligence on the source and chain of custody of Conflict Minerals in our products. Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition and the related Supplements for Tin, Tantalum, Tungsten and Gold.

1.2	Supply Chain

We do not purchase Conflict Minerals directly from mines, smelters or refiners and do not have any direct relationship with them. Our supply chain with respect to our products is complex and there are many parties in the supply chain between the manufacture of our products and the original source of Conflict Minerals.

1.3	Controls Systems

We have established a Conflict Minerals Steering Committee, which consists of the Chief Financial Officer / Chief Operating Officer, the Vice President of Worldwide Operations, the Corporate Counsel, and a designated Conflict Minerals Administrator. The team is responsible for implementing our Conflict Minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts on a regular basis. Other controls include, but are not limited to, our Conflict Minerals Policy, which is posted on our corporate website by selecting “Conflict Minerals Policy” at http://www.cyberoptics.com/statements-policies/. The Conflict Minerals Policy is part of our standard terms and conditions of purchase.

1.4	Supplier Information

We identified 39 top tier suppliers of products that likely contain Conflict Minerals.

Supplier Survey

We conducted a survey of those suppliers described above using the Electronics Industry Citizenship Coalition (EICC) Conflict Minerals Reporting Template (CMRT), as this template has become the standard in the industry and assists suppliers in providing their information to us.

Survey Responses

We received responses from 27 of the 39 identified top tier suppliers surveyed. We reviewed the responses against criteria developed to determine which required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the template.

Of the 27 suppliers that did respond to our survey, 23 included a CMRT. Of these 23 suppliers who provided a CMRT, 23 included a completed smelter list. We used these 23 CMRT’s to create our own, consolidated CMRT, which is posted on our corporate website by selecting “Most Current Conflict Minerals Reporting Template” at http://www.cyberoptics.com/statements-policies/ (“CyberOptics Consolidated CMRT”).

Of the 23 suppliers that did complete a CMRT identifying smelters and refiners, 4 were able to specify all the 3TG smelters or refiners used in components or products supplied to their customers. However, for these 4 suppliers, there were multiple smelters and refiners identified for each of the 3TG minerals and these suppliers reported Conflict Minerals contained in all their products at a “company level”, not just those in the products sold to us. As such, we are not able to identify any smelters or refiners that positively processed Conflict Minerals used in the components or products supplied to us.

In all, the CyberOptics Consolidated CMRT included 331 smelter name entries. Of these 331 smelters, 81 of the smelters indicated that the location of the mine or mines for the ore processed by the smelter was or may have been in one or more of the covered counties. We checked each of these smelters against the Responsible Minerals Initiative (RMI) list of smelters that are conformant with the RMI’s Responsible Minerals Assurance Process (RMAP) and their certification status is listed below.

Mineral	Smelter Name	Smelter Location	Smelter ID	Status According to the RMAP
Gold	Almalyk Mining and Metallurgical Complex	Uzbekistan	CID000041	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	Conformant
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	Conformant
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Conformant
Gold	Nihon Material Co., Ltd.	Japan	CID001259	Conformant
Gold	PAMP S.A.	Switzerland	CID001352	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386	Non-Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Conformant
Gold	Samduck Precious Metals	Republic of Korea	CID001555	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	Conformant
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	Conformant
Tantalum	Exotech Inc.	United States of America	CID000456	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Conformant
Tantalum	Ximei Resources (Guandong) Limited	China	CID000616	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	Conformant

Tantalum	NPM Silmet AS	Estonia	CID001200	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Conformant
Tantalum	QuantumClean	United States of America	CID001508	Conformant
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769	Conformant
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	Conformant
Tantalum	Telex Metals	United States of America	CID001891	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	Conformant
Tantalum	D Block Metals, LLC	United States of America	CID002504	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	Conformant
Tantalum	KEMET de Mexico	Mexico	CID002539	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544	Conformant
Tantalum	TANIOBIS GmbH	Germany	CID002545	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547	Conformant
Tantalum	H.C. Starck Inc.	United States of America	CID002548	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550	Conformant
Tantalum	Global Advanced Metals Boyertown	United States of America	CID002557	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	Conformant
Tin	EM Vinto	Bolivia	CID000438	Conformant
Tin	China Tin Group Co., Ltd.	China	CID001070	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Conformant
Tin	Mineracao Taboca S.A.	Brazil	CID001173	Conformant
Tin	Minsur	Peru	CID001182	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Conformant
Tin	PT Timah Nusantara	Indonesia	CID001486	Non-Conformant
Tin	Rui Da Hung	Taiwan, province of China	CID001539	Conformant
Tin	Soft Metais Ltda.	Brazil	CID001758	Conformant
Tin	Thaisarco	Thailand	CID001898	Conformant
Tin	VQB Mineral and Trading Group JSC	Vietnam	CID002015	Non-Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	Conformant
Tin	Yunnan Tin Company Limited	China	CID002180	Non-Conformant
Tin	CV Venus Inti Perkasa	Indonesia	CID002455	Non-Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500	Conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	Conformant
Tin	Metallo Belgium N.V.	Belgium	CID002773	Conformant
Tin	Metallo Spain S.L.U.	Spain	CID002774	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	Conformant
Tin	Tin Technology & Refining	United States of America	CID003325	Conformant
Tungsten	A.L.M.T. Corp.	Japan	CID000004	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875	Conformant
Tungsten	Kennametal Fallon	United States of America	CID000966	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam	CID002502	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542	Conformant
Tungsten	Masan High-Tech Materials	Vietnam	CID002543	Conformant
Tungsten	Niagara Refining LLC	United States of America	CID002589	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645	Conformant
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649	Conformant

Lastly, not all of the smelters and refiners included in the CyberOptics Consolidated CMRT are believed by us to have processed the necessary Conflict Minerals contained in our manufactured products. This is because the large majority of our suppliers who reported such information via a completed CMRT reported Conflict Minerals contained in all of their products at a “company level”, not just those in the products they sold to us.  Also, some suppliers may have reported smelters and refiners that were not in their supply chain due to over-inclusiveness in the information received from their suppliers.  In addition, the smelters and refiners reflected in our CyberOptics Consolidated CMRT may not be all of the smelters and refiners in our supply chain since some suppliers did not respond to our survey.

None of our suppliers were able to specify the exact smelters or refiners used for components or products supplied to us. We are therefore unable to determine any specific smelters or refiners in our supply chain.

Countries of Origin

As noted above, the declarations from suppliers are company-wide and not product specific. We believe these declarations may include smelters or refiners, and countries of origin for their Conflict Minerals, that do not provide the materials that are used in our products. Due to the many company-wide declarations and the multiple levels of suppliers in our supply chain, we are unable to determine with certainty at this time which smelters or refiners or which countries of origin (to the extent provided) listed in the declarations actually provide the specific Conflict Minerals used in our products. Based on the information provided by our suppliers, the countries of origin for the Conflict Minerals for the smelters and refiners listed in this report are set forth in the Appendix I to this Report.

1.5       Risk Mitigation & Future Due Diligence Measures

In response to this risk assessment, we have approved a risk management plan, through which the Conflict Minerals program is implemented, managed and monitored. Updates to this risk assessment are provided regularly to senior management.

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary Conflict Minerals in our products could benefit armed groups in the DRC or adjoining countries:

●	Continue to engage with suppliers in an attempt to increase the response rate and improve the content of the supplier survey responses.

●	Continue to engage any of our suppliers whom we have reason to believe are supplying us with Conflict Minerals from sources that may support conflict in the DRC or any adjoining country to establish an alternative source of Conflict Minerals that does not support such conflict, as provided in the OECD guidance.

●	Continue to check smelters against known lists for conflict free smelters.

Conclusion

After exercising the due diligence described above, the Company was unable to determine whether or not its products contain conflict minerals: (1) from recycled or scrap sources as defined in the Conflict Minerals Rule, (2) that did not originate in the Covered Countries, or (3) that did not directly or indirectly finance or benefit armed groups, as defined in the Conflict Minerals Rule, in the Covered Countries.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements, which are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. These statements include statements regarding our goals for future improvements to our due diligence process and to mitigate the risk about the sourcing of our conflict minerals. All forward-looking statements involve risk and uncertainty. Risks that may cause these forward-looking statements to be inaccurate include: failure to carry out these plans in a timely manner or at all; lack of cooperation or progress by our suppliers, their respective suppliers and smelters; or lack of progress by smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud and other irregularities).  In addition, you should also consider the important factors described in reports and documents that we file from time to time with the SEC, including the factors described under the sections titled “Risk Factors” in our most recently submitted Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Except as required by law, we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

APPENDIX I

ANDORRA AUSTRALIA AUSTRIA BELGIUM BRAZIL CANADA CHILE CHINA CZECH REPUBLIC ESTONIA FRANCE GERMANY GHANA INDIA INDONESIA ITALY	JAPAN KAZAKHSTAN REPUBLIC OF KOREA YRGYZSTAN LITHUANIA MALAYSIA MEXICO MYANMAR NETHERLANDS NEW ZEALAND NORTH MACEDONIA NORWAY PERU PHILIPPINES POLAND RUSSIAN FEDERATION	SAUDI ARABIA SINGAPORE SOUTH AFRICA SPAIN SUDAN SWEDEN SWITZERLAND TAIWAN THAILAND TURKEY UGANDA UNITED ARAB EMRITES UNITED STATES OF AMERICA UZBEKISTAN VIETNAM ZIMBABWE